Exhibit 107

Calculation of Filing Fees Table

Form S-8

(Form Type)

Skillsoft Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	Other	667,340 shares (1)	$17.76	$11,851,958	$153.10 per $1,000,000	$1,814.53
Total Offering Amounts					$11,851,958		$1,814.53
Total Fee Offsets							$0
Net Fee Due							$1,814.53

(1)

Represents 667,340 shares of Class A common stock reserved for issuance under Skillsoft Corp.’s 2020 Omnibus Incentive Plan, as amended by the First Amendment to Skillsoft Corp. 2020 Omnibus Incentive Plan (the “2020 Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”) there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the 2020 Plan as a result of the antidilution provisions contained therein, including stock splits and other similar transactions.

(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the high and low prices of shares of the registrant’s Class A common stock on April 9, 2025, as reported on the New York Stock Exchange.